As filed with the United States Securities and Exchange Commission on May 1, 2018

Registration No. 333-217053

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DXC TECHNOLOGY COMPANY

(Exact Name of Registrant as Specified in its Charter)

Nevada	61-1800317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9675

(Address, including zip code, of principal executive offices)

ENTERPRISE SERVICES 401(K) PLAN

(Full title of the plans)

William L. Deckelman, Jr.

Executive Vice President, General Counsel and Secretary

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9675

(Name, address and telephone number, including area code, of agent for service)

Copies to:

A. Peter Harwich

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On March 31, 2017, DXC Technology Company (the “Company”) filed a registration statement on Form S-8 (Registration No. 333-217053) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 44,680,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), including 34,200,000 available for issuance under the DXC Technology Company 2017 Omnibus Incentive Plan, 230,000 available for issuance under DXC Technology Company 2017 Non-Employee Director Incentive Plan, 10,000,000 available for issuance under DXC Technology Matched Asset Plan and 250,000 available for issuance under DXC Technology Company 2017 Share Purchase Plan. The Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock splits, stock dividends or similar transactions. The Company paid a registration fee of $343,898.34 at that time to register the securities.

On October 11, 2017 , the board of directors of the Company approved a plan to combine its U.S. Public Sector (“USPS”) business with Vencore Holding Corporation and KeyPoint Government Solutions to form a separate, independent publicly traded company to serve U.S. public sector clients (the “Transaction”). In connection with consummation of the Transaction, the Company transferred certain subsidiary entities holding the Company’s USPS business to Perspecta Inc. (“Perspecta”) (the “USPS Reorganization”) prior to the distribution by the Company to its stockholders of all of the issued and outstanding shares of common stock, par value $0.01 per share, of Perspecta by way of a pro rata dividend (together with the USPS Reorganization, the “USPS Separation”). In connection with the USPS Reorganization, and in anticipation of the consummation of the USPS Separation, the Company has established the Enterprise Services 401(k) Plan for the benefit of employees of Perspecta, pursuant to which Common Stock may be issued to such employees.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the date of this Post-Effective Amendment No. 1 to the Registration Statement, 50,000 shares of Common Stock that were previously available for issuance under the DXC Technology Matched Asset Plan may instead be issued under the Enterprise Services 401(k) Plan and to file as an exhibit hereto a copy of the Enterprise Services 401(k) Plan. Following the filing of this Post-Effective Amendment No. 1 to the Registration Statement, 9,950,000 shares of Common Stock will be available for issuance under the DXC Technology Matched Asset Plan and 50,000 shares of Common Stock will be available for issuance under the Enterprise Services 401(k) Plan. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.

This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change.

RECENT DEVELOPMENTS

The Company modified its segment reporting and retroactively reflected its legal capital on April 1, 2017 as recasted within the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017, September 30, 2017 and December 31, 2017.

As a result of the transactions through which the Company was spun off from Hewlett Packard Enterprise Company and a wholly owned subsidiary of the Company was merged with Computer Sciences Corporation and its consolidated subsidiaries, the Company has a separate operating segment, USPS, and changed its primary segment performance measure to segment profit from the previously reported consolidated segment operating income. Segment profit includes certain corporate general and administrative costs and excludes certain costs associated with impacts from corporate wide strategic decisions. Segment profit for Global Business Services, Global Infrastructure Services and All Other was $492 million, $306 million and ($180) million for the year ended March 31, 2017; $417 million, $239 million and ($251) million for the year ended April 1, 2016; and $542 million, $276 million and ($343) million for the year ended April 3, 2015, respectively.

In addition, the Company effected a recapitalization of Common Stock and the Company’s preferred stock (the “Recapitalization”). The Recapitalization, which converted the Company’s historical share price from par value $1.00 to par value $0.01 per share, resulted in no change to the Company’s total stockholders’ equity or earnings per share.

The Company did not reissue the audited financial statements incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement to reflect such change in the segment performance measure and the components of equity. These changes will be incorporated the next time the audited periods are issued or reissued.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is included in the prospectus for the Plan, which the Company has elected not to file as part of this Post-Effective Amendment No. 1 to the Registration Statement in accordance with the instruction to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are hereby incorporated by reference into this Post-Effective Amendment No. 1 to the Registration Statement:

(a) Computer Sciences Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the Commission on May 26, 2017;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the Commission on August 9, 2017, for the fiscal quarter ended September 30, 2017 filed with the Commission on November 8, 2017 and for the fiscal quarter ended December 31, 2017 filed with the Commission on February 9, 2018;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on April 6, 2017 (two reports), June 14, 2017, June 21, 2017, July 19, 2017, August 9, 2017, August 14, 2017 (two reports), August 17, 2017, September 18, 2017, October 2, 2017, October 12, 2017, October 13, 2017, December 21, 2017 January 23, 2018, March 7, 2018 and March 15, 2018 (two reports); and

(d) The description of Company’s Common Stock contained in the Registration Statement on Form 8-A filed on March 16, 2018, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that the Company or the Plan subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that it has sold all of the securities offered under the Registration Statement, as amended by this Post-Effective Amendment No. 1 to the Registration Statement, or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment No. 1 to the Registration Statement from the date that such report or document is filed. Any statement contained in this Post-Effective Amendment No. 1 to the Registration Statement or any report or document incorporated into this Post-Effective Amendment No. 1 to the Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Post-Effective Amendment No. 1 to the Registration Statement, or in any amendment to this Post-Effective Amendment No. 1 to the Registration Statement, is inconsistent with such prior statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada law limits or eliminates the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties as directors or officers. The Company’s Articles of Incorporation and Bylaws include provisions that require the Company to indemnify, to the fullest extent allowable under Nevada law, the Company’s directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at the Company’s request as a director or officer at another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as the case may be. The Company’s Articles of Incorporation and Bylaws also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under Nevada law. The Company is also expressly authorized to carry directors’ and officers’ insurance to protect the Company, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under Nevada law and in the Company’s Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, an investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Post-Effective Amendment No. 1 to the Registration Statement are listed in the Index to Exhibits at the end of the Post-Effective Amendment No. 1 to the Registration Statement and are incorporated herein by reference. The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment No. 1 to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment No. 1 to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Post-Effective Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Post-Effective Amendment No. 1 to the Registration Statement or any material change to such information in this Post-Effective Amendment No. 1 to the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation of DXC Technology Company, as filed with the Secretary of State of Nevada on March 31, 2017 (incorporated by reference to Exhibit 3.3 to DXC Technology Company’s Form 8-K (filed April 6, 2017) (file no. 001-38033))

4.2

Amended and Restated Bylaws of DXC Technology Company, as adopted on March 15, 2018 (incorporated by reference to Exhibit 3.1 to DXC Technology Company’s Form 8-K (filed March 15, 2018) (file no. 001-38033))

4.3*	Enterprise Services 401(k) Plan

23.1*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (included on the signature page of the Post-Effective Amendment No. 1 to the Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons in the Commonwealth of Virginia, on this 1st day of May, 2018.

DXC TECHNOLOGY COMPANY

By:	/s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William L. Deckelman, Jr. and Paul N. Saleh, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Post-Effective Amendment No. 1 to the Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Michael Lawrie	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 1, 2018
J. Michael Lawrie

/s/ Paul N. Saleh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2018
Paul N. Saleh

/s/ Neil A. Manna	Senior Vice President and Controller (Principal Accounting Officer)	May 1, 2018
Neil A. Manna

/s/ Mukesh Aghi	Director	May 1, 2018
Mukesh Aghi

/s/ Amy E. Alving	Director	May 1, 2018
Amy E. Alving

/s/ David Herzog	Director	May 1, 2018
David Herzog

/s/ Mary Louise Krakauer	Director	May 1, 2018
Mary Louise Krakauer

/s/ Sachin Lawande	Director	May 1, 2018
Sachin Lawande

/s/ Julio A. Portalatin	Director	May 1, 2018
Julio A. Portalatin

/s/ Peter Rutland	Director	May 1, 2018
Peter Rutland

/s/ Manoj P. Singh	Director	May 1, 2018
Manoj P. Singh

/s/ Robert F. Woods	Director	May 1, 2018
Robert F. Woods